Exhibit 99.1

Sept. 22, 2004

Media:	John Sousa or David Byford

(713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom

(713) 507-6466

DYNEGY TO FILE AMENDED FINANCIAL STATEMENTS

•	Restatements related to previously disclosed goodwill impairment charge for Illinois Power and deferred income tax accounts

•	Restated periods to include fiscal year ended 2003 and first and second quarters of 2004

•	Adjustments will not impact the company’s cash and liquidity positions or previously announced 2004 guidance estimates

•	Illinois Power sale remains on schedule to close before the end of 2004

HOUSTON (Sept. 22, 2004) – Dynegy Inc. (NYSE: DYN) today announced that it will restate the previously issued financial statements contained in its 2003 Form 10-K and first and second quarter 2004 Form 10-Qs. The restatements relate to the company’s previously disclosed goodwill impairment charge associated with the pending sale of Illinois Power Company and its deferred income tax accounts.

The previously disclosed $242 million goodwill impairment, which was taken by Dynegy to reflect the fair value of Illinois Power, was originally recorded in the fourth quarter 2003. Recently, while preparing to record the Illinois Power sale, the company identified a deferred tax asset that was excluded from its fourth quarter 2003 impairment analysis. Dynegy’s exclusion of this asset understated the net book value of the assets and, as a result, understated the impairment that had been recorded in the fourth quarter 2003. The company, in consultation with its independent auditors, PricewaterhouseCoopers, concluded that an additional after-tax impairment charge of $259 million should have been reflected in the fourth quarter 2003, and additional after-tax impairments of $4 million and $2 million should have been reflected in the first and second quarters of 2004, respectively.

As previously disclosed in the company’s second quarter 2004 Form 10-Q, Dynegy is currently engaged in an evaluation of its tax accounting and reconciliation controls and processes, including an income tax review initiative. Through this initiative, the company has also determined that adjustments related to its deferred income tax accounts in periods prior to 2004 are required. As the company has not completed its analysis of all deferred income tax items, it is currently unable to determine the amount of the adjustments and the periods affected with certainty. However, Dynegy does anticipate, based on its ongoing review of these tax items, that these adjustments will reduce the company’s deferred tax liability reflected on the balance sheet. The company is working to complete this review as expeditiously as possible.

Based upon these matters, Dynegy expects to file an amended 2003 Form 10-K and amended first and second quarter 2004 Form 10-Qs, reflecting the additional after-tax impairment charges of $265 million and all necessary deferred tax adjustments, prior to filing its third quarter 2004 Form 10-Q in November 2004. Accordingly, the referenced financial statements should not be relied upon until such time as the company files its restatements.

The decision to restate prior financial statements based on these matters was made by the Audit and Compliance Committee of Dynegy’s Board of Directors, upon the recommendation of management and with the concurrence of the company’s independent auditors. Dynegy believes that the adjustments will not impede the completion of the sale of Illinois Power to Ameren Corp., which remains on schedule to close before the end of 2004, or impact the company’s current cash and liquidity positions or its previously announced 2004 earnings guidance estimate of $0.03 to $0.08 per share.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling 11,885 megawatts of net generating capacity, gas processing plants that process approximately 1.8 billion cubic feet of natural gas per day and nearly 38,000 miles of electric transmission and distribution lines.

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Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the anticipated impact of the adjustments and the timing of Dynegy’s restatement of its financial statements. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results and the periods affected to vary materially from those expected include the actual results of Dynegy’s ongoing review of its deferred income tax items and the ability of the company to file the restatements of its financial statements in the anticipated timeframe. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2003, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.